Exhibit Number  21

SUBSIDIARIES OF GREAT WESTERN BANCORPORATION, INC.

Name	State of Incorporation

Great Western Bank, Omaha	Nebraska

Great Western Bank, Watertown	South Dakota

Great Western Bank, Clive	Iowa

Great Western Service Corporation	South Dakota

GWB Capital Trust I	A statutory business trust organized under the Delaware Business Trust Act

GWB Capital Trust II	A statutory business trust organized under the Delaware Business Trust Act

GWB Capital Trust III	A statutory business trust organized under the Delaware Business Trust Act